Exhibit 99.1

MBIA Inc. Reports Second Quarter 2018 Financial Results

PURCHASE, N.Y.--(BUSINESS WIRE)--August 8, 2018--MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net loss of $146 million, or $(1.64) per share, for the second quarter of 2018 compared to a consolidated GAAP net loss of $1.2 billion, or $(9.78) per share, for the second quarter of 2017. The net loss for the second quarter of 2018 was driven by the losses associated with the deconsolidation of certain variable interest entities (VIEs) and the additional losses and loss adjustment expenses related to our Puerto Rico exposures. The decrease in year-over-year consolidated GAAP net loss was primarily due to the full valuation allowance on the Company’s deferred tax asset for the second quarter of 2017. On a pretax basis, net losses were lower by $64 million, primarily due to lower loss and loss adjustment expenses, favorable gains for the fair value of interest rate swaps as a result of higher interest rates in 2018 and foreign exchange gains in 2018 versus foreign exchange losses in 2017, partially offset by losses associated with the deconsolidation of certain VIEs.

Book value per share was $12.16 as of June 30, 2018 compared with $15.44 as of December 31, 2017. The decrease in book value per share since year-end 2017 was primarily due to the year-to-date net loss and unrealized losses on investments and debt carried at fair value that is included in accumulated other comprehensive loss.

The Company also reported Adjusted Net Loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $51 million or $(0.58) per diluted share for the second quarter of 2018 compared with Adjusted Net Loss of $139 million or $(1.12) per diluted share for the second quarter of 2017. The reduced Adjusted Net Loss for the second quarter of 2018 versus the second quarter of 2017 was primarily due to lower losses and loss adjustment expenses at National, primarily related to its Puerto Rico exposures.

Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was $27.24 compared with $28.77 as of December 31, 2017. Those amounts reflect an adjustment made in the second quarter of 2018 to remove the unearned premium revenue that is netted from GAAP loss reserves. (The previously reported ABV as of December 31, 2017 of $29.32 has been revised to conform to the current presentation.) The decrease in ABV per share since year-end 2017 was primarily due to additional loss and loss adjustment expense reserves at National that are primarily related to its Puerto Rico exposures.

Adjusted Net Income (Loss) and ABV per share provide investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of ABV per share to book value per share, and Adjusted Net Income (Loss) to net income, calculated in accordance with GAAP, are attached.

Statement from Company Representative

Bill Fallon, MBIA’s Chief Executive Officer noted, “This quarter’s increase of National’s loss and loss adjustment expenses associated with its Puerto Rico exposures contributed significantly to the Adjusted Net Loss for the quarter.” Mr. Fallon added, “While resolving our Puerto Rico exposures is our most significant corporate objective, we have also made progress on other objectives, such as reducing our consolidated operating expenses, which are down 37% for the six months of this year compared to last year’s first six months.”

Year-to-Date Results

The Company recorded a consolidated GAAP net loss of $244 million, or $(2.75) per diluted common share, for the six months ended June 30, 2018 compared with a consolidated net loss of $1.3 billion, or $(10.13) per diluted common share, for the first six months of 2017. The lower loss this year was primarily driven by the valuation allowance established on the Company’s deferred tax asset for the second quarter of 2017.

The Company’s non-GAAP Adjusted Net Loss for the six months ended June 30, 2018 was $112 million or $(1.27) per diluted share compared with Adjusted Net Loss of $130 million or $(1.02) per diluted share for the first six months of 2017. The reduced adjusted net loss for the first six months of 2018 was primarily due to lower losses and loss adjustment expenses at National and lower operating expenses for National and the Corporate segment, partially offset by lower premium earnings at National.

MBIA Inc.

As of June 30, 2018, MBIA Inc.’s liquidity position totaled $389 million, down $30 million from March 31, 2018, consisting primarily of cash and cash equivalents and other liquid invested assets. The decrease in liquidity primarily relates to MBIA Inc. debt service payments and operating expenses.

There were no purchases of MBIA Inc. shares during the second quarter of 2018. As of August 2, 2018, there was $236 million remaining under the Company’s $250 million share repurchase authorization that was approved on November 3, 2017 and 90.7 million of the Company’s common shares were outstanding. During the second quarter, MBIA Inc. issued 1.3 million shares of MBIA common shares, which includes 1.2 million shares that were issued in April and 0.1 million shares that were issued in June, in accordance with the net settlement exercise provisions of warrants related to 11.9 million of MBIA common shares. As of June 30, 2018, no warrants related to MBIA Inc. shares remained outstanding.

National Public Guarantee Financial Corporation

National had statutory capital of $2.7 billion and claims-paying resources totaling $4.1 billion as of June 30, 2018. National’s total fixed income investments plus cash and cash equivalents had a book/adjusted carrying value of $3.4 billion as of June 30, 2018. National’s insured portfolio declined by $3 billion during the quarter, ending the quarter with $64 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par to statutory capital of 24 to 1, down from 26 to 1 as of year-end 2017.

MBIA Insurance Corporation

The statutory capital of MBIA Insurance Corporation as of June 30, 2018 was $489 million and claims-paying resources totaled $1.4 billion. As of June 30, 2018, MBIA Insurance Corporation’s liquidity position (excluding resources from its subsidiaries and branches) totaled $105 million consisting primarily of cash and cash equivalents and other liquid invested assets. In May 2018, a settlement agreement was entered into regarding the bankruptcy of the Zohar CDOs that outlines processes and procedures for monetizing the assets of the Zohar CDOs.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Thursday, August 9, 2018 at 8:00 AM (ET) to discuss its second quarter 2018 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 2777679. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the end of the call on August 9 and will remain available until 11:59 p.m. on August 23 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is also 2777679. In addition, a recorded replay of the call will become available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value by removing the GAAP book value amounts for items that are not expected to impact shareholder value and to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Claims-Playing Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Adjusted Net Income (Loss): Adjusted Net Income (Loss) is a useful measurement of performance because it measures income from the Company excluding its international and structured finance insurance segment, which is not part of our ongoing business strategy. Also excluded from Adjusted Net Income (Loss) are investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Adjusted Net Income (Loss) eliminates the tax provision (benefit) as a result of the establishment of a full valuation allowance against the Company’s net deferred tax asset in 2017. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items previously noted. Adjusted Net Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Adjusted Net Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Adjusted Net Income (Loss) per share represents that amount of Adjusted Net Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions except share and per share amounts)

	June 30, 2018	December 31, 2017
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $3,665 and $3,728)	$3,615	$3,712
Investments carried at fair value	225	200
Investments pledged as collateral, at fair value (amortized cost $37 and $147)	36	148
Short-term investments, at fair value (amortized cost $479 and $589)	478	589
Other investments (includes investments at fair value of $- and $4)	1	6
Total investments	4,355	4,655

Cash and cash equivalents	179	122
Premiums receivable	349	369
Deferred acquisition costs	87	95
Insurance loss recoverable	1,359	511
Other assets	167	128
Assets of consolidated variable interest entities:
Cash	18	24
Investments held-to-maturity, at amortized cost (fair value $892 and $916)	890	890
Investments carried at fair value	169	182
Loans receivable at fair value	683	1,679
Loan repurchase commitments	415	407
Other assets	28	33
Total assets	$8,699	$9,095

Liabilities and Equity
Liabilities:
Unearned premium revenue	$678	$752
Loss and loss adjustment expense reserves	1,035	979
Long-term debt	2,184	2,121
Medium-term notes (includes financial instruments carried at fair value of $149 and $115)	761	765
Investment agreements	312	337
Derivative liabilities	189	262
Other liabilities	205	165
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $981
and $1,069)	2,220	2,289
Total liabilities	7,584	7,670

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--283,625,689
and 283,717,973	284	284
Additional paid-in capital	3,154	3,171
Retained earnings	1,018	1,095
Accumulated other comprehensive income (loss), net of tax of $7 and $16	(255)	(19)
Treasury stock, at cost--192,963,698 and 192,233,526 shares	(3,098)	(3,118)
Total shareholders' equity of MBIA Inc.	1,103	1,413
Preferred stock of subsidiary	12	12
Total equity	1,115	1,425
Total liabilities and equity	$8,699	$9,095

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenues:
Premiums earned:
Scheduled premiums earned	$29	$28	$52	$56
Refunding premiums earned	7	16	24	37
Premiums earned (net of ceded premiums
of $1, $1, $3 and $3)	36	44	76	93
Net investment income	34	37	65	89
Fees and reimbursements	-	6	6	8
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured
derivatives	(25)	(3)	(44)	(34)
Unrealized gains (losses) on insured derivatives	18	6	32	(16)
Net change in fair value of insured derivatives	(7)	3	(12)	(50)
Net gains (losses) on financial instruments at fair value and
foreign exchange	22	(61)	13	(44)
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(54)	-	(54)
Other-than-temporary impairments recognized in accumulated
other comprehensive income (loss)	(1)	43	(2)	41
Net investment losses related to other-than-temporary
impairments	(1)	(11)	(2)	(13)
Net gains (losses) on extinguishment of debt	-	-	-	8
Other net realized gains (losses)	-	34	(1)	37
Revenues of consolidated variable interest entities:
Net investment income	8	6	16	12
Net gains (losses) on financial instruments at fair value and
foreign exchange	13	14	17	(19)
Other net realized gains (losses)	(93)	-	(93)	28
Total revenues	12	72	85	149

Expenses:
Losses and loss adjustment	59	170	131	264
Amortization of deferred acquisition costs	4	8	8	15
Operating	19	32	39	61
Interest	52	50	103	98
Expenses of consolidated variable interest entities:
Operating	3	3	5	5
Interest	21	19	41	36
Total expenses	158	282	327	479
Income (loss) before income taxes	(146)	(210)	(242)	(330)
Provision (benefit) for income taxes	-	1,019	2	971
Net income (loss)	$(146)	$(1,229)	$(244)	$(1,301)

Net income (loss) per common share:
Basic	$(1.64)	$(9.78)	$(2.75)	$(10.13)
Diluted	$(1.64)	$(9.78)	$(2.75)	$(10.13)

Weighted average number of common shares outstanding:
Basic	89,131,760	125,653,189	88,865,272	128,511,897
Diluted	89,131,760	125,653,189	88,865,272	128,511,897

ADJUSTED NET INCOME (LOSS) RECONCILIATION(1)
(In millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income (loss)	$(146)	$(1,229)	$(244)	$(1,301)
Less: adjusted net income (loss) adjustments:
Income (loss) before income taxes of the international and structured
finance insurance segment and eliminations	(120)	(20)	(156)	(185)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(2)	5	(16)	27	16
Foreign exchange gains (losses)(2)	26	(32)	13	(39)
Net gains (losses) on sales of investments(2)	(6)	13	(11)	15
Net investment losses related to OTTI	(1)	(11)	(2)	(13)
Net gains (losses) on extinguishment of debt	-	-	-	8
Other net realized gains (losses)	-	(1)	(2)	(2)
Adjusted net income adjustment to the (provision) benefit for
income tax(3)	1	(1,023)	(1)	(971)
Adjusted net income (loss)	$(51)	$(139)	$(112)	$(130)

Adjusted net income (loss) per diluted common share	$(0.58)	$(1.12)	$(1.27)	$(1.02)

(1) - A non-GAAP measure; please see Explanation of non-GAAP Financial Measures.
(2) - Reported within “Net gains (losses) on financial instruments at fair value and foreign exchange” on the Company’s consolidated statements of operations.
(3) - Reported within “Provision (benefit) for income taxes” on the Company’s consolidated statements of operations.

COMPONENTS OF ADJUSTED BOOK VALUE PER SHARE(1)(2)

	As of June 30, 2018	As of December 31, 2017

Reported Book Value per Share	$12.16	$15.44
Book value per share adjustments:
Remove negative book value of MBIA Corp. (3)	10.56	8.84
Remove net unrealized (gains) losses on available-for-sale securities included in
other comprehensive income (loss)	0.63	0.26
Add net unearned premium revenue in excess of expected losses (4)(5)	3.89	4.23
Total book value per share adjustments	15.08	13.33
Adjusted book value per share	$27.24	$28.77

Shares outstanding in millions	90.7	91.5

(1)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.
(2)	We have modified our calculation of ABV as of June 30, 2018 and revised the prior year's calculation to conform to the current presentation.
The net unearned premium revenue component of ABV has been adjusted to remove the amount of unearned premium revenue that is used in the GAAP calculation of our insurance loss reserves.
(3)	The book value of the MBIA Corp. does not provide significant economic or shareholder value to MBIA Inc. The amounts being reversed exclude all deferred taxes available to MBIA Inc., net of valuation allowance.
(4)	The discount rate on financial guarantee installment premiums was the risk-free rate as defined by GAAP for financial guarantee insurance contracts.
(5)	The amounts consist of financial guarantee premiums in excess of expected losses, net of the related deferred acquisition costs.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	June 30, 2018	December 31, 2017
Policyholders' surplus	$2,105	$2,166
Contingency reserves	561	594
Statutory capital	2,666	2,760

Unearned premiums	543	585
Present value of installment premiums (1)	162	164
Premium resources (2)	705	749

Net loss and loss adjustment expense reserves (1)	250	227
Salvage reserves	430	387
Gross loss and loss adjustment expense reserves	680	614
Total claims-paying resources	$4,051	$4,123

Net debt service outstanding	$118,158	$129,668

Capital ratio (3)	44:1	47:1

Claims-paying ratio (4)	30:1	33:1

MBIA Insurance Corporation

	June 30, 2018	December 31, 2017
Policyholders’ surplus	$275	$237
Contingency reserves	214	227
Statutory capital	489	464

Unearned premiums	177	195
Present value of installment premiums (5) (7)	176	192
Premium resources (2)	353	387

Net loss and loss adjustment expense reserves (5)	(855)	(792)
Salvage reserves (6)	1,419	1,428
Gross loss and loss adjustment expense reserves	564	636
Total claims-paying resources	$1,406	$1,487

Net debt service outstanding	$18,501	$20,151

Capital ratio (3)	38:1	43:1

Claims-paying ratio (4)	13:1	14:1

(1)	Calculated using a discount rate of 3.25% as of June 30, 2018 and December 31, 2017.
(2)	Includes financial guarantee and insured credit derivative related premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.
(5)	Calculated using a discount rate of 5.20% as of June 30, 2018 and December 31, 2017.
(6)	This amount primarily consists of expected recoveries related to the Company's excess spread, put-backs and CDOs.
(7)	Based on the Company's estimate of the remaining life for its insured exposures.

CONTACT:
MBIA Inc.
Greg Diamond, 914-765-3190
Investor and Media Relations
greg.diamond@mbia.com